                                                   Registration No. 33-62845
                                                Filed Pursuant to Rule 424(b)(2)

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 10, 1995)

                                  $250,000,000

                         U S WEST COMMUNICATIONS, INC.

                           7.20% DEBENTURES DUE 2026
                                ----------------

    Interest on the Debentures is payable on May 10 and November 10 of each year, commencing May 10, 1996. The Debentures will mature on November 10, 2026. The Debentures are not redeemable by the Company prior to November 10, 2005. On or after November 10, 2005, the Debentures are redeemable at the option of the Company, as a whole or in part, on at least 30 days' notice as set forth under "Description of the Debentures -- Redemption" herein.

    The Debentures will be represented by global securities registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary"). Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by participants of the Depositary. Except in the limited circumstances described herein, the Debentures in certificated form will not be issued in exchange for the global securities. Settlement for the Debentures will be made in immediately available funds. The Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of the Debentures -- Same-Day Settlement and Payment."
                            ------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND   EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS
  THE  SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
   COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS
    SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                                 THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING            PROCEEDS TO
                                                   PRICE TO PUBLIC (1)       DISCOUNT (2)          COMPANY (1)(3)
Per Debenture...................................         98.875%                 .875%                   98%
Total...........................................      $247,187,500            $2,187,500            $245,000,000

(1) Plus accrued interest, if any, from November 10, 1995.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting estimated expenses of $155,000 payable by the Company.
                            ------------------------

    The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York on or about November 10, 1995.
                            ------------------------
MERRILL LYNCH & CO.

          PAINEWEBBER INCORPORATED

                      PRUDENTIAL SECURITIES INCORPORATED

                                                    DONALDSON, LUFKIN & JENRETTE
                                                    SECURITIES CORPORATION
                            ------------------------

          The date of this Prospectus Supplement is November 7, 1995.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         COMPANY FINANCIAL INFORMATION

    The following tables set forth the historical statements of operations of the Company for the periods indicated and the condensed balance sheets of the Company as of December 31, 1994 and June 30, 1995. The statements of operations presented below for each of the three years in the period ended December 31, 1994 and the balance sheet as of December 31, 1994, have been derived from and should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus Supplement and the Prospectus. The financial data presented below for the six months ended June 30, 1995 and 1994 have been derived from and should be read in conjunction with the unaudited interim financial statements and notes thereto of the Company included in its Quarterly Report on Form 10-Q for the six months ended June 30, 1995, incorporated by reference in this Prospectus Supplement and the Prospectus. In the opinion of the Company, such unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data shown for the interim periods. Results for the six months ended June 30, 1995 are not necessarily indicative of results for the full year.

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              -------------------------------  --------------------
                                                                1992       1993       1994       1994       1995
                                                              ---------  ---------  ---------  ---------  ---------
OPERATING REVENUES
  Local service.............................................  $   3,674  $   3,829  $   4,067  $   2,001  $   2,126
  Interstate access service.................................      2,047      2,147      2,269      1,118      1,180
  Intrastate access service.................................        673        682        729        353        372
  Long-distance network service.............................      1,420      1,442      1,329        696        593
  Other services............................................        510        556        604        293        304
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating revenues................................      8,324      8,656      8,998      4,461      4,575
                                                              ---------  ---------  ---------  ---------  ---------
OPERATING EXPENSES
  Employee-related expenses.................................      2,829      2,870      2,930      1,455      1,497
  Other operating expenses..................................      1,590      1,646      1,653        799        756
  Taxes other than income taxes.............................        348        380        378        195        207
  Depreciation and amortization.............................      1,735      1,806      1,887        935        992
  Restructuring charge......................................         --        880         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
    Total operating expenses................................      6,502      7,582      6,848      3,384      3,452
                                                              ---------  ---------  ---------  ---------  ---------
        Income from operations..............................      1,822      1,074      2,150      1,077      1,123
  Interest expense..........................................        402        374        331        161        186
  Gain on sales of rural telephone exchanges................         --         --         82         48         78
  Other expense, net........................................         35         13         20         17         33
                                                              ---------  ---------  ---------  ---------  ---------
Income before income taxes, extraordinary items and
 cumulative effect of change in accounting principles.......      1,385        687      1,881        947        982
  Provision for income taxes................................        435        252        706        355        370
                                                              ---------  ---------  ---------  ---------  ---------
Income before extraordinary items and cumulative effect of
 change in accounting principles............................        950        435      1,175        592        612
Extraordinary items:
  Discontinuance of SFAS No. 71, net of tax.................         --     (3,041)        --         --         --
  Early extinguishment of debt, net of tax..................         --        (77)        --         --         --
  Cumulative effect of change in accounting principles
   (accounting for postemployment and postretirement
   benefits), net of tax....................................     (1,724)        --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------
NET INCOME (LOSS)...........................................  $    (774) $  (2,683) $   1,175  $     592  $     612
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                                              AS OF        AS OF
                                                                                           DECEMBER 31,  JUNE 30,
                                                                                               1994        1995
                                                                                           ------------  ---------
ASSETS
Total current assets.....................................................................   $    2,012   $   2,078
Gross property, plant and equipment......................................................       29,406      29,972
  Less accumulated depreciation..........................................................       16,444      16,983
                                                                                           ------------  ---------
Property, plant and equipment-net........................................................       12,962      12,989
Other assets.............................................................................          726         761
                                                                                           ------------  ---------
Total assets.............................................................................   $   15,700   $  15,828
                                                                                           ------------  ---------
                                                                                           ------------  ---------
LIABILITIES AND SHAREOWNER'S EQUITY
Total current liabilities................................................................   $    3,851   $   4,608
Long-term debt...........................................................................        4,242       3,977
Postretirement and other postemployment benefit obligations..............................        2,393       2,196
Deferred taxes, credits and other........................................................        1,530       1,363
Shareowner's equity:
  Common shares..........................................................................        7,286       7,286
  Cumulative deficit.....................................................................       (3,602)     (3,602)
                                                                                           ------------  ---------
  Total shareowner's equity..............................................................        3,684       3,684
                                                                                           ------------  ---------
Total liabilities and shareowner's equity................................................   $   15,700   $  15,828
                                                                                           ------------  ---------
                                                                                           ------------  ---------

                              RECENT DEVELOPMENTS

    THE COMPANY IS AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF U S WEST, INC., A DELAWARE CORPORATION ("U S WEST"). THE FOLLOWING INFORMATION CONCERNING THE COMPANY AND U S WEST SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THE PROSPECTUS SUPPLEMENT HAVE THE SAME MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

    THE RECAPITALIZATION PLAN. U S WEST consists of two business groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group consists primarily of the Company, and the Media Group is comprised of (i) cable and telecommunications network businesses outside the Company's 14-state region (the "Communications Group Region") and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses.

    On November 1, 1995, U S WEST created two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and changed its state of incorporation from Colorado to Delaware (the "Recapitalization Plan"). The Recapitalization Plan was effected in accordance with the terms of an Agreement and Plan of Merger, dated as of August 17, 1995, between U S WEST, Inc., a Colorado corporation and U S WEST's predecessor ("U S WEST Colorado"), and U S WEST pursuant to which (i) U S WEST Colorado was merged with and into U S WEST, with U S WEST continuing as the surviving corporation and (ii) each outstanding share of Common Stock, without par value, of U S WEST Colorado was converted into one share of U S WEST Communications Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, par value $.01 per share, of U S WEST, which is intended to reflect separately the performance of the Media Group. U S WEST was incorporated in 1995 under the laws of the State of Delaware to effect the Recapitalization Plan.

    The Recapitalization Plan was approved by U S WEST Colorado's shareholders at a special meeting held on October 31, 1995. Implementation of the Recapitalization Plan has not resulted in the transfer of any assets from U S WEST or any of its subsidiaries, including the Company, or altered the legal nature of the Company's obligations to creditors, including its obligations under the Debentures.

    The Recapitalization Plan is not expected to have any adverse impact on the Company's credit rating. However, in connection with the Media Group's growth strategy, U S WEST from time to time engages in discussions regarding acquisitions. U S WEST may fund any such acquisitions, if consummated, with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisition and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of the Company's credit rating.

    DEVELOPMENT OF BROADBAND NETWORK. In 1993, U S WEST announced its intention to build an interactive multimedia telecommunications network (the "Broadband Network") capable of providing voice, data and video services to customers within the Communications Group Region. The Communications Group expects to ultimately deliver a variety of integrated communications, entertainment, information and transaction products and services and other high-speed digital services, including data applications, through the Broadband Network in selected areas of the Communications Group Region. These integrated services, including video-on-demand, targeted advertising, home shopping, interactive games, high-definition broadcast television and two-way, video telephony are expected to become available over time as the Broadband Network develops. The Company began limited testing of the Broadband Network in Omaha, Nebraska in December 1994. A market trial in the Omaha area that will cover up to 50,000 homes commenced in August 1995. The offering of interactive video services over the Broadband Network is subject to regulation by the Federal Communications Commission (the "FCC").

    In early 1994, the Company filed applications with the FCC to install Broadband Network architecture in Denver; Minneapolis-St. Paul; Salt Lake City; Boise; and Portland, Oregon (collectively, the "Broadband Applications"). In May 1995, however, in order to fully assess the results of the Omaha trials and examine alternative technologies, including wireless cable and direct broadcast satellite services, the Company withdrew the Broadband Applications. The Communications Group plans to incorporate the results of the Omaha trials, as well as applicable new technologies, into its Broadband Network architecture in order to develop an advanced Broadband Network that is responsive to the needs of customers. This strategy may also include selective investments in wireless cable companies by the Company.

    FUTURE REGULATION AND LEGISLATION. As competitive pressures grow, there will be increasing regulatory and legislative activity before both the state public utility commissions and the FCC concerning the terms and conditions pursuant to which competing providers, such as competitive access providers, local exchange providers, and information service providers, are permitted to interconnect with, and bypass portions of, the Company's wireline network, as well as other competition-related issues such as unbundling, local market entry, intraLATA toll competition, number portability, and universal service support. The ultimate resolution of such issues by regulators may have a significant impact upon the future competitive position of the communications service of the Company.

    Though Congress failed to pass telecommunications reform legislation in 1994, new telecommunications legislation has been introduced in both houses in 1995. The Senate passed a bill on June 16, 1995 and the House of Representatives passed a bill on August 4, 1995. The thrust of these bills is to open up the network of local exchange carriers entering into other lines of business. The proposed legislation would (i) open local exchange service to competition and preempt states from imposing barriers preventing such competition, (ii) impose new unbundling and interconnection requirements on local exchange carrier networks, (iii) remove prohibitions on interLATA services and manufacturing imposed by the court approved consent decree entitled the Modification of Final Judgment ("MFJ"), which arose out of an antitrust action brought by the U.S. Department of Justice against AT&T, if certain competitive conditions are met,
(iv) transfer any remaining MFJ requirements (including the MFJ's nondiscrimination provisions) to the FCC's jurisdiction, (v) impose requirements to conduct certain competitive activities only through structurally separate affiliates and (vi) eliminate many of the remaining cable and telephone company cross-ownership restrictions. There is, however, uncertainty concerning whether key differences between the House and Senate bills could be resolved in Conference Committee and, if so, whether the resulting bill will survive a threatened veto by President Clinton. The passing of such legislation would significantly change the competitive landscape of the telecommunications industry as a whole.

                                USE OF PROCEEDS

    The Company intends to apply the net proceeds from the sale of the Debentures primarily to the repayment of a portion of commercial paper indebtedness incurred in connection with the redemption of long-term debt, though some of such proceeds may also be applied to general corporate purposes, including extensions, additions and improvements of the Company's plant. For the fiscal year ended December 31, 1994, the Company's commercial paper carried a weighted average interest cost of 4.38%. For the six months ended June 30, 1995, the Company's commerical paper carried a weighted average interest cost of 6.08%.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

    The Debentures will be issued as a separate series of Debt Securities (which are more fully described in the accompanying Prospectus) under an Indenture, dated as of April 15, 1990, supplemented as of April 16, 1991, and amended by the Trust Indenture Reform Act of 1990 (as supplemented and amended, the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"). Provisions of the Indenture are more fully described under "Description of Debt Securities" in the accompanying Prospectus to which reference is hereby made. At the date of this Prospectus Supplement, $3,985,150,000 principal amount of Debt Securities has been issued under the Indenture and $3,207,150,000 principal amount of such Debt Securities is outstanding.

    The Debentures will mature on November 10, 2026 and will be limited to $250,000,000 aggregate principal amount. Interest on the Debentures will accrue from November 10, 1995 and will be payable semiannually, on each May 10 and November 10, beginning May 10, 1996, to the persons in whose names the Debentures are registered at the close of business on the April 25 or October 25 prior to the payment date at the annual rates set forth on the cover page of this Prospectus Supplement.

    The Debentures will be issued only in book-entry form through the facilities of the Depositary, and will be in denominations of $1,000 and integral multiples thereof. Transfers or exchanges of Debentures in book-entry form may be effected only through a participating member of the Depositary. See "Global Securities" below. As described in the accompanying Prospectus, under certain limited circumstances Debentures may be issued in certificated form in exchange for the global securities (the "Global Securities"). In the event that Debentures are issued in certificated form, such Debentures may be transferred or exchanged at the offices described in the immediately following paragraph.

    Payments on Debentures issued in book-entry form will be made to the Depositary. In the event Debentures are issued in certificated form, principal and interest, if any, will be payable, the transfer of the Debentures will be registrable, and Debentures will be exchangeable for Debentures bearing identical terms and provisions at the office of the Trustee in The City of New York designated for such purpose, provided that payment of interest, other than interest payable at maturity, may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Debt Securities Register.

REDEMPTION

    The Debentures are not redeemable prior to November 10, 2005. On or after November 10, 2005 and prior to maturity, the Company, at its option, may redeem all or, from time to time, any part of the Debentures on at least 30 days' but not more than 90 days' notice, as provided in the Indenture, at the following redemption prices (expressed in percentages of the principal amount) during the 12-month periods beginning November 10.

2005.......................................................    103.038%
2006.......................................................    102.734%
2007.......................................................    102.430%
2008.......................................................    102.126%
2009.......................................................    101.822%
2010.......................................................    101.518%
2011.......................................................    101.214%
2012.......................................................    100.910%
2013.......................................................    100.606%
2014.......................................................    100.302%

and thereafter at 100%, together in each case with accrued interest to the date fixed for redemption.

GLOBAL SECURITIES

    The Debentures will be issued in the form of Global Securities deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under the limited circumstances described in the Prospectus under "Description of Debt Securities--Global Securities", owners of beneficial interests in the Global Securities will not be entitled to physical delivery of Debentures in certificated form. The Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

    The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilities the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The Rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    A further description of the Depositary's procedures with respect to the Global Securities is set forth in the Prospectus under "Description of Debt Securities -- Global Securities".

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal of and interest on the Debentures will be made by the Company in immediately available funds.
    Secondary trading in long-term notes, debentures and bonds of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Terms Agreement, dated November 7, 1995, and the Underwriting Agreement--Basic Provisions incorporated therein (together, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below:

                                                                                                      PRINCIPAL
            UNDERWRITER                                                                                AMOUNT
            -----------                                                                               ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated............................................................................  $   75,000,000
PaineWebber Incorporated..........................................................................      62,500,000
Prudential Securities Incorporated................................................................      62,500,000
Donaldson, Lufkin & Jenrette Securities Corporation...............................................      50,000,000
                                                                                                    --------------
          Total...................................................................................  $  250,000,000
                                                                                                    --------------
                                                                                                    --------------

    Under  the  terms  and  conditions   of  the  Underwriting  Agreement,   the
Underwriters are committed to take and pay for all of the Debentures, if any are taken.

    The Underwriters propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .5% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .2% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Debentures.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Underwriters perform investment banking and other financial services for the Company and certain of its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

    Certain legal matters relating to the Debentures will be passed upon for the Company by Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 and by Stephen E. Brilz, Senior Attorney and Assistant Secretary of U S WEST and for the Underwriters by Brown & Wood, One World Trade Center, New York, New York 10048-0557.

PROSPECTUS

                                  $750,000,000

                         U S WEST COMMUNICATIONS, INC.

                                DEBT SECURITIES

                            ------------------------

    U S WEST Communications, Inc. (the "Company") from time to time may offer its notes, debentures or other debt securities (the "Debt Securities"), in one or more series, up to an aggregate principal amount of $750,000,000.

    When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption at the option of the Company, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of such underwriters, any listing of the Debt Securities on a securities exchange and the other terms in connection with the offering and sale of such Debt Securities.

    The Company may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through agents or dealers. See "Plan of Distribution".

                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES   COMMISSION  NOR   HAS
      THE    SECURITIES   AND    EXCHANGE   COMMISSION    OR   ANY   STATE
        SECURITIES   COMMISSION    PASSED   UPON    THE   ACCURACY    OR
            ADEQUACY   OF   THIS   PROSPECTUS.   ANY  REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 10, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Commission Regional Offices: at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the Commission (File No. 1-3040) and are incorporated herein by reference:

        (1) Annual Report on Form 10-K for the year ended December 31, 1994.
        (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995.
        (3) Current Reports on Form 8-K dated June 20, 1995 and September 14, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO THE TREASURER, ROOM 4910, U S WEST
COMMUNICATIONS, INC. 1801 CALIFORNIA  STREET, DENVER, COLORADO 80202  (TELEPHONE
(303) 896-2355).

                                  THE COMPANY

    The Company is engaged in the business of providing regulated communications services in a 14-state region that includes Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Prior to its divestiture by American Telephone and Telegraph Company ("AT&T") on January 1, 1984, the Company was an associated company of the Bell System and a wholly owned subsidiary of AT&T. On January 1, 1984, the Company became an indirect wholly owned subsidiary of U S WEST, Inc. ("U S WEST"), one of the seven regional holding companies formed by AT&T in connection with the court-ordered divestiture by AT&T of certain portions of its 22 wholly owned operating telephone companies. Also on January 1, 1984, ownership of U S WEST passed from AT&T directly to AT&T's shareholders.

    Effective January 1, 1991, Northwestern Bell Telephone Company ("Northwestern Bell") and Pacific Northwest Bell Telephone Company ("Pacific Northwest Bell"), each an indirect, wholly owned subsidiary of U S WEST, were merged with and into the Company, formerly The Mountain States Telephone and Telegraph Company, pursuant to plans of merger (the "Merger"). All of the issued and outstanding shares of capital stock in Northwestern Bell and Pacific Northwest Bell were surrendered and cancelled pursuant to the terms of the Merger. The issued and outstanding shares of capital stock of the Company were not affected as a result of the Merger and remain outstanding.

    As a result of the Merger, the separate existences of Northwestern Bell and Pacific Northwest Bell have ceased.

    The Company, incorporated under the laws of the State of Colorado, has its principal executive offices at 1801 California Street, Denver, Colorado 80202 (telephone number (303) 896-2355).

                                USE OF PROCEEDS

    The Company intends to apply the net proceeds from the sale of the Debt Securities primarily to the repayment of a portion of its commercial paper indebtedness, though some of such proceeds may also be applied to general corporate purposes, including extensions, additions and improvements of the Company's plant.

    The Company has been making, and expects to continue to make, capital expenditures to meet the demand for telecommunications services and to further improve such services. Capital expenditures were approximately $2.5 billion in 1994 and are planned to be approximately $2.1 billion in 1995. The Company anticipates that its capital expenditures will be financed primarily by cashflow from operations, though it may be necessary to obtain some of such capital through additional debt and/or equity investments by U S WEST.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated.

                                                                                                     SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                       JUNE 30,
                                            -----------------------------------------------------  --------------------
                                              1990       1991       1992       1993       1994       1994       1995
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges........       4.00       3.33       3.97       2.56       5.22       5.45       5.08

    For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor. The 1993 ratio is based on earnings before extraordinary charges associated with the decision to discontinue accounting for the operations of the Company in accordance with Statement of Financial Accounting Standard No. 71 and the early extinguishment of debt. In addition, the 1993 ratio includes a restructuring charge of $880 million. Excluding the restructuring charge, the ratio of earnings to fixed charges would have been 4.55. The 1992 ratio is based on earnings before the cumulative effect of a change in accounting principles relating to post-retirement and post-employment benefits. The 1991 ratio includes a restructuring charge of $240 million. Excluding the restructuring charge, the ratio of earnings to fixed charges would have been 3.81.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the Debt Securities sets forth certain general terms and provisions to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be issued under an Indenture, dated as of April 15, 1990 and supplemented as of April 16, 1991, and as amended by the Trust Indenture Reform Act of 1990 (as supplemented and amended, the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee
("Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the amount of Debt Securities which can be issued thereunder and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances the Company will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections
2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest, if any, will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust which is subject to United States Federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Section 2.05(c).) The Company will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.)

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series, to the extent they are materially different from those described herein, will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. Neither of the Company, the Trustee for such Debt Securities, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

    If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples of $1,000 in excess thereof if the Debt Securities of such series are issuable as Registered Securities.

EXCHANGE OF SECURITIES

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt
Securities may be exchanged for an equal aggregate principal amount of registered or bearer form Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, temporary United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

LIENS ON ASSETS

    If at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Debt Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply (i) to the creation, extension, renewal or refunding of (a) mortgages or liens created or existing at the time property is acquired, (b) mortgages or liens created within 180 days thereafter, or (c) mortgages or liens for the purpose of securing the cost of construction or improvement of property, or (ii) to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any entity other than the Company from mortgaging, pledging or subjecting to any lien any property or assets, whether or not acquired from the Company (Section 4.03.)

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Debt Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in money other than that stated in the Debt Security; (vi) impair the right to receive payment on or with respect to any Debt Security or institute suit for the enforcement of any payment on or with respect to any Debt Security; or (vii) make any change in the provisions of the Indenture concerning (a) waiver of existing defaults (Section 6.04); (b) rights of holders to receive payment (Section 6.07); or (c) amendments and waivers with consent of holders (Section 9.02(a), third sentence). (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; (vi) to add to rights of Debt Securityholders; or (vii) to secure any Debt Securities as provided under "Liens on Assets" above. (Section 9.01.)

SUCCESSOR ENTITY

    The Company may not consolidate with or merge into or be merged with, or transfer or lease its property and assets substantially as an entirety to another entity unless the successor entity is a corporation and assumes by supplemental indenture all the obligations of the Company under the Debt Securities and any coupons related thereto and the Indenture, provided, however that no Default or Event of Default shall have occurred and be continuing. Thereafter, all such obligations of the Company terminate. (Section 5.01.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by the Company for 90 days after notice to it by the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series to comply with any of its other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series, by notice as provided in the Indenture, may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02.)

    Securityholders may not enforce the Indenture or the Debt Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01(e).) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    The Company maintains banking relationships in the ordinary course of business with the Trustee.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers, or (v) through a combination of any such methods of sale.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

    Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement or Pricing Supplement. Unless otherwise indicated in the Prospectus Supplement or pricing supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    The applicable Prospectus Supplement or pricing supplement thereto also will set forth certain other terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement relates, including any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers and the securities exchanges, if any, on which such series of Debt Securities will be listed.

    If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

    If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The  consolidated financial statements  and consolidated financial statement schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 are incorporated herein by reference in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    Certain legal matters relating to the Debt Securities will be passed upon for the Company by Stephen E. Brilz, Senior Attorney and Assistant Secretary of U S WEST.

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    NO  DEALER, SALESPERSON OR OTHER INDIVIDUAL  HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
                  PROSPECTUS SUPPLEMENT

Company Financial Information..................        S-3
Recent Developments............................        S-6
Use of Proceeds................................        S-7
Description of the Debentures..................        S-7
Underwriting...................................        S-9
Legal Opinions.................................       S-10

                        PROSPECTUS

Available Information..........................          2
Incorporation of Certain Documents By
 Reference.....................................          2
The Company....................................          2
Use of Proceeds................................          3
Ratio of Earnings to Fixed Charges.............          3
Description of Debt Securities.................          4
Plan of Distribution...........................          8
Experts........................................          8
Legal Opinions.................................          8

                                  $250,000,000

                                    U S WEST
                              COMMUNICATIONS, INC.

                           7.20% DEBENTURES DUE 2026

                                 --------------

                             PROSPECTUS SUPPLEMENT
                              -------------------

                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                NOVEMBER 7, 1995

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